Exhibit 99.1

NovaDel Pharma Receives FDA Approval of Zolpimist™

-- Second FDA Approval of a NovaMist™-based Product--

FLEMINGTON, NJ, December 22, 2008 - NovaDel Pharma Inc. (AMEX: NVD) today announced that Zolpimist (zolpidem tartrate) 5 mg and 10 mg Oral Spray has been approved by the U.S. Food and Drug Administration (FDA) for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Zolpimist is NovaDel’s second product approved by the FDA that uses NovaDel’s proprietary NovaMist oral spray technology. Zolpimist contains zolpidem tartrate, the same active ingredient as Ambien®, the world’s leading sedative hytic for the treatment of insomnia.

“We believe the FDA’s approval of Zolpimist provides patients with an important treatment option for insomnia, as Zolpimist provides rapid absorption from the oral mucosa,” commented Steven B. Ratoff, Chairman of the Board and Interim CEO of NovaDel. “This achievement is another major milestone for NovaDel as it further validates our ability to develop innovative drugs based on the NovaMist technology. We are actively seeking a partner to commercialize this innovative product and believe that this approval should enhance those efforts.”

NovaDel submitted its Zolpimist application using the FDA’s 505(b)(2) process based on data from two randomized, open-label, dose-ranging studies comparing Zolpimist with Ambien tablets in young and elderly healthy volunteers. Both studies compared the pharmacokinetics and safety of comparable doses of zolpidem administered as an oral spray versus tablets. The pharmacokinetic profiles were assessed by the maximum drug concentration (Cmax) and total exposure to drug (area-under-the-curve/AUC0-inf). The speed of drug absorption and level of sedation were also assessed in these studies. The results demonstrated bioequivalence between Zolpimist and Ambien. Also included in the submission were data from process validation and registration stability batches produced at the intended commercial manufacturing facility.

Important Safety Information

Zolpimist is indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Due to its rapid onset of action, patients should take Zolpimist immediately before bedtime and be prepared to get a full night’s sleep (7-8 hours). Patients should use extreme care in or avoid engaging in activities requiring full alertness such as driving or operating hazardous machinery the morning after taking any sleep medication. Do not take any sleep medicine with alcohol. Complex behaviors such as somnambulism (sleepwalking), including driving or eating while not fully awake, with amnesia for the event, as well as cases of severe allergic reactions have been reported in patients who have taken a sedative hytic. Patients reporting such events should contact their physician immediately, discontinue use and not be rechallenged. Prolonged usage of a sedative hytic should be avoided without first consulting a physician. Patients experiencing unusual changes in thinking or behavior, or if sleep problems persist, should see their physician as these may be indicative of another medical condition. Sedative hytics are non-narcotic, however they do have some risk of dependency. The most commonly observed side effects in controlled clinical trials were headache, somnolence and dizziness. For full prescribing information, including the FDA medication guide and patient instructions for use, please visit www.novadel.com.

Ambien is a registered trademark of sanofi-aventis.

Zolpimist is a pending trademark of NovaDel Pharma Inc.

NovaMist is a pending trademark of NovaDel Pharma Inc.

ABOUT INSOMNIA

Insomnia is a sleep disorder whose sufferers experience inadequate or poor quality sleep and report one or more of the following: difficulty initiating sleep, difficulty maintaining sleep, and waking up too early. According to the “2005 Sleep in America Poll,” 54% of those surveyed indicated they experience at least one symptom of insomnia a few nights per week. Only approximately 14% of the respondents reported using any sort of sleep-aid therapy. Walsh and Engelhardt (1999) estimated $14 billion is spent each year on the direct costs of insomnia, including pharmaceuticals, healthcare services and hospital and nursing home care. Cowen & Company estimated the total non-benzodiazepine prescription market in the U.S. for the treatment of insomnia in 2006 was approximately $3.4 billion, growing to $3.8 billion by 2011. Ambien/Ambien CR™ (zolpidem tartrate) and generic zolpidem tartrate are the dominant prescription drugs totaling more than 70% of the market in 2006. The patent on Ambien has expired and generic products were introduced.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company’s actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Q3, 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACT:

David H. Bergstrom, Ph.D.

(908) 782-3431 ext. 2150

Chief Operating Officer

NovaDel Pharma Inc.

dbergstrom@novadel.com